ASSET PURCHASE AGREEMENT

among:

ReShape Lifesciences Inc.,
a Delaware corporation
and
Apollo Endosurgery, Inc.,
a Delaware corporation

____________________________
Dated as of December 17, 2018
____________________________

Table of Contents

1.	Purchase and Sale of Apollo Lap-Band Assets. 1

1.1	Apollo Lap-Band Assets 1

1.2	Excluded Assets 2

1.3	Assumed Liabilities 3

1.4	Excluded Liabilities 3

2.	Purchase and Sale of ReShape IGB Assets. 4

2.1	ReShape IGB Assets 4

2.2	Excluded Assets 5

2.3	Assumed Liabilities 5

2.4	Excluded Liabilities 5

2.5	Purchase Price; Payment of Purchase Price 6

2.6	Allocation of Purchase Price 7

2.7	Closing. 8

2.8	Sales Taxes 9

2.9	Withholding 9

2.10	Certain Costs 9

3.	Representations and Warranties of Apollo. 10

3.1	Due Organization; No Subsidiaries; Etc. 10

3.2	Title To Acquired Assets 10

3.3	Intellectual Property. 10

3.4	Contracts. 10

3.5	Compliance with Law 11

3.6	Governmental Authorizations; Regulatory Compliance 12

3.7	Certain Payments, Etc 13

3.8	Proceedings; Orders 13

3.9	Authority; Binding Nature Of Agreements 14

3.10	Non‑Contravention; Consents 14

3.11	Solvency 15

3.12	No Vote Required 15

3.13	Brokers 15

3.14	Tax Matters 15

3.15	Reliance 16

4.	Representations and Warranties of ReShape. 16

4.1	Due Organization; No Subsidiaries; Etc 16

4.2	Title To Acquired Assets 16

4.3	Intellectual Property. 16

4.4	Contracts. 17

4.5	Compliance with Law 18

4.6	Governmental Authorizations; Regulatory Compliance 18

4.7	Certain Payments, Etc 19

4.8	Proceedings; Orders 20

4.9	Authority; Binding Nature Of Agreements 20

4.10	Non‑Contravention; Consents 20

4.11	Solvency 21

4.12	No Vote Required 21

4.13	Brokers 21

4.14	Tax Matters 21

4.15	Reliance 22

5.	[Reserved] 22

6.	[Reserved] 22

7.	[Reserved] 23

8.	[Reserved] 23

9.	Indemnification, Etc. 23

9.1	Survival Of Representations And Covenants. 23

9.2	Indemnification by Apollo 23

9.3	Indemnification by ReShape 24

9.4	Exclusivity Of Indemnification Remedies 24

9.5	Indemnification Procedures. 24

9.6	Tax Treatment of Indemnification Payments 25

9.7	Third Party Proceedings 25

10.	Additional Agreements. 26

10.1	Further Actions. 26

10.2	Post-Closing Publicity/Confidentiality 26

10.3	Bulk Sales Requirements 27

10.4	Non-Transferable Contracts 27

10.5	Non-Transferable Assets 28

10.6	Non Solicitation 28

10.7	Retention of and Access to Records 29

10.8	Trademarks; Trade Names; Service Marks 29

10.9	Transition Services Agreement 29

10.10	Post-Closing Proceedings 29

10.11	Publicity/Disclosure 30

10.12	Tax Matters 31

11.	Miscellaneous Provisions. 32

11.1	Further Assurances 32

11.2	Fees and Expenses 32

11.3	Attorneys’ Fees 32

11.4	Notices 32

11.5	Time Of The Essence 33

11.6	Headings 33

11.7	Counterparts 33

11.8	Governing Law 33

11.9	Dispute Resolution 33

11.10	Assignment 34

11.11	Remedies Cumulative; Specific Performance 34

11.12	Waiver. 35

11.13	Amendments 35

11.14	Severability 35

11.15	Entire Agreement 35

11.16	Knowledge 35

11.17	Construction. 35

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is entered into as of December 17, 2018, by and among ReShape Lifesciences Inc., a Delaware corporation (the “ReShape”), and Apollo Endosurgery, Inc., a Delaware corporation (“Apollo”). Certain capitalized terms used in this Agreement are defined in Exhibit A. ReShape and Apollo are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”
Whereas, ReShape wishes to provide for the sale of the ReShape IGB Assets (as defined below) to Apollo on the terms set forth in this Agreement;
Whereas, Apollo wishes to provide for the sale of the Apollo Lap-Band Assets (as defined below) to ReShape on the terms set forth in this Agreement; and
Whereas, this Agreement has been approved by the respective boards of directors of Apollo and ReShape.
Now, Therefore, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

1.	Purchase and Sale of Apollo Lap-Band Assets.
1.1     Apollo Lap-Band Assets. Apollo shall (and shall cause each Apollo Affiliate to) sell, assign, transfer, convey and deliver to ReShape, at the Closing (as defined below), the Apollo Lap-Band Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Apollo Lap-Band Assets” shall mean and include all of the properties, assets, goodwill, rights, title, interests, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) of Apollo and each of its Affiliates used exclusively in the Apollo Lap-Band Business including, without limitation:
(a)all Apollo Lap-Band Inventory;
(b)all tangible property, excluding raw materials or works-in-progress, but including equipment, prototypes, tools, supplies, fixtures, improvements and other tangible assets, used exclusively in the Apollo Lap-Band Business (collectively, the “Apollo Lap-Band Equipment”);;
(c)the Apollo Lap-Band Intellectual Property;
(d)only those Contracts listed on Schedule 1.1(d) and all rights related thereto (the “Apollo Lap-Band Business Contracts”), pursuant to the Assignment and Assumption Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that only the Contracts listed on Schedule 1.1(d) shall be included in the Apollo Lap-Band Assets, and any Contract relating to the Apollo Lap-Band Business not listed on Schedule 1.1(d) shall be an Excluded Asset hereunder;
(e)the Apollo Lap-Band Regulatory Information and, to the extent transferable, the Apollo Lap-Band Regulatory Materials;
(f)the Governmental Authorizations set forth on Schedule 1.1(f) (the “Apollo Lap-Band Governmental Authorizations”); and
(g)the following records and files exclusively relating to the Apollo Lap-Band Assets or the Assumed Lap-Band Liabilities and in the possession of Apollo or any of its Affiliates (but excluding records or files that cannot be reasonably separated from Excluded Apollo Assets or redacted to include only books and records exclusively relating to the Apollo Lap-Band Assets or the Assumed Lap-Band Liabilities): (i) vendor lists, (ii) customer lists, (iii) a list of the distributors for the Apollo Lap-Band Products, (iv) pricing lists for the Apollo Lap-Band Products, (v) market research reports, marketing plans and other marketing-related information and materials, (vi) advertising, marketing, sales and promotional materials, (vii) quality control information and materials, and (viii) other business records relating exclusively to the Apollo Lap-Band Assets or the Assumed Lap-Band Liabilities, to the extent that such other business records are able to be transferred under applicable Law (the foregoing records and documents, (i)-(viii), collectively the “Apollo Lap-Band Books and Records”); provided, however, that Apollo may retain copies of all Apollo Lap-Band Books and Records.

Notwithstanding anything to the contrary herein, any Apollo Lap-Band Assets used to manufacture Apollo Lap-Band Products or necessary for Apollo to provide any services or otherwise comply with its obligations under the Transition Services Agreement or any other Transactional Agreement shall be transferred to ReShape at such time(s) set forth in the Transition Services Agreement or other applicable Transactional Agreement, as the case may be; provided, that any such Apollo Lap-Band Assets that are held by a third party will be transferred in accordance with, and subject to the terms and conditions of, any Contract between such third party and Apollo relating to such Apollo Lap-Band Assets.
1.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following (collectively, the “Excluded Apollo Assets”) shall not be part of the sale and purchase contemplated hereunder, and are excluded from the Apollo Lap-Band Assets, and shall remain the property of Apollo after the Closing:
(a)     any assets of Apollo or its Affiliates, not exclusively used in the Apollo Lap-Band Business;
(b)     any Tax Returns and Tax records of Apollo, and all Tax assets of Apollo and its Affiliates, including all losses, loss carryforwards and rights to receive refunds, credits, advance payments, and loss carryforwards to the extent attributable to Taxes of Apollo that constitute Excluded Apollo Liabilities;
(c)    insurance policies and Claims thereunder, in each case relating to the Apollo Lap-Band Business prior to Closing;
(d)    all cash, cash equivalents and/or Accounts Receivable of Apollo or any of its Affiliates;
(e)    all real property interests of Apollo or any of its Affiliates;
(f)    any assets of Apollo or any of its Affiliates, tangible or intangible, wherever situated, not included in the Apollo Lap-Band Assets;
(g)    all minute books and corporate seals, stock books, Tax Returns and similar records of Apollo or any of its Affiliates other than the Apollo Lap-Band Books and Records;
(h)all claims and counterclaims relating to any Excluded Apollo Liabilities or Excluded Apollo Assets; and
(i)all claims, remedies and/or rights of Apollo under the terms of this Agreement or any Transactional Agreement.

1.3     Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Apollo contained herein, and subject to Section 1.4, ReShape shall assume, effective as of the Closing, the obligations of Apollo and/or any of its Affiliates under the Apollo Lap-Band Business Contracts, but, in each case, only to the extent that such obligations or liabilities (i) arise out of obligations performed or required to be performed by Apollo under the Apollo Lap-Band Business Contracts after the Closing and not on or before the Closing Date, (ii)  do not arise from or relate to any breach by Apollo or any of its Affiliates of any provision of any of such Apollo Lap-Band Business Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such Apollo Lap-Band Business Contracts, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Apollo Lap-Band Business Contracts (the “Assumed Lap-Band Liabilities”).

1.4    Excluded Liabilities. Except for the Assumed Lap-Band Liabilities, ReShape shall not assume, and shall have no liability for, any Liabilities of Apollo or any Apollo Affiliate of any kind, character or description, it being understood that ReShape is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Lap-Band Liabilities including, without limitation all Liabilities arising out of, resulting from or relating to (collectively, the “Excluded Apollo Liabilities”):
(a)    any and all Claims, regardless of when such Claim was first commenced or made, that arose out of, relates to or results from the development, nonclinical and clinical testing, commercialization, manufacture, storage, packaging, import, marketing, labeling, pricing, distribution, sale or use of the Apollo Lap-Band Product or any of the Apollo Lap-Band Assets, in each case, prior to the Closing, including all such Claims relating to warranty obligations, marketing programs, patient incentive programs and alleged intellectual property infringement;
(b)    any and all products liability Claims that arose out of, relates to or results from any Apollo Lap-Band Product sold prior to the Closing (including Claims alleging defects in such Apollo Lap-Band Product and Claims involving the death of or injury to any individual relating to such Apollo Lap-Band Product);

(c)    any recalls (including after the Closing) mandated by any Governmental Body with respect to any Apollo Lap-Band Products manufactured or sold prior to the Closing;
(d)    any and all Claims for Apollo Lap-Band Products manufactured prior to the Closing, including but not limited to product liability and infringement of Intellectual Property whether or not sold prior to the Closing;
(e)    any of the Excluded Apollo Assets;
(f)    Taxes (other than Transfer Taxes, which shall be governed solely by Section 2.8) (i) in respect of or imposed upon Apollo or any of its Affiliates for any taxable period, or (ii) imposed with respect to the Apollo Lap-Band Assets or the Apollo Lap-Band Business for any taxable period (or portion thereof) ending on or prior to the Closing Date;
(g)    any Contract, other than an Apollo Lap-Band Business Contract and subject to the limitations set forth in Section 1.3, to which Apollo or any of its Affiliates is a party or by which any of its properties or assets are otherwise bound;
(h)    any current or former employee or contractor of Apollo, or any of its Affiliates;
(i)    all Apollo Accounts Payable, including any unpaid accounts payable related to any Apollo Lap-Band Inventory; and
(j) all Liabilities set forth on Schedule 1.4.

2.	Purchase and Sale of ReShape IGB Assets.

2.1    ReShape IGB Assets. ReShape shall (and shall cause each ReShape Affiliate to) sell, assign, transfer, convey and deliver to Apollo, at the Closing (as defined below), the ReShape IGB Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “ReShape IGB Assets” shall mean and include all of the properties, assets, goodwill, rights, title, interests, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) of ReShape and each of its Affiliates used exclusively in the ReShape IGB Business including, without limitation:
(a)all ReShape IGB Inventory;
(b)all tangible property, including raw materials, works-in-progress, equipment, prototypes, tools, supplies, fixtures, improvements and other tangible assets, used exclusively in the ReShape IGB Business (collectively, the “ReShape IGB Equipment”); provided, however, that any such ReShape IGB Equipment used to manufacture ReShape IGB Products or necessary for ReShape to provide any services under the Transition Services Agreement shall be transferred to Apollo at such time(s) set forth in the applicable Transition Services Agreement;
(c)the ReShape IGB Intellectual Property;
(d)only those Contracts listed on Schedule 2.1(d) and all rights related thereto (the “ReShape IGB Business Contracts”), pursuant to the Assignment and Assumption Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that only the Contracts listed on Schedule 2.1(d) shall be included in the ReShape IGB Assets, and any Contract relating to the ReShape IGB Business not listed on Schedule 2.1(d) shall be an Excluded Asset hereunder;
(e)the ReShape IGB Regulatory Information and, to the extent transferable, the ReShape IGB Regulatory Materials;
(f)the Governmental Authorizations set forth on Schedule 2.1(f) (the “ReShape IGB Governmental Authorizations”); and
(g)the following records and files exclusively relating to the ReShape IGB Assets or the Assumed ReShape IGB Liabilities and in the possession of Apollo or any of its Affiliates (but excluding records or files that cannot be reasonably separated from Excluded ReShape Assets or redacted to include only books and records exclusively relating to the ReShape IGB Assets or the Assumed ReShape IGB Liabilities): (i) vendor lists, (ii) customer lists, (iii) a list of the distributors for the ReShape IGB Products, (iv) pricing lists for the ReShape IGB Products, (v) market research reports, marketing plans and other marketing-related information and materials, (vi) advertising, marketing, sales and promotional materials, (vii) quality control information and materials, and (viii) other business records relating exclusively to the ReShape IGB Assets or the Assumed ReShape IGB Liabilities, to the extent that such other business records are able to be transferred under applicable Law (the foregoing records and documents, (i)-

(viii), collectively the “ReShape IGB Books and Records”); provided, however, that ReShape may retain copies of all ReShape IGB Books and Records.

2.2     Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following (collectively, the “Excluded ReShape Assets”) shall not be part of the sale and purchase contemplated hereunder, and are excluded from the ReShape IGB Assets, and shall remain the property of Apollo after the Closing:
(a)    any assets of ReShape or its Affiliates, not exclusively used in the ReShape IGB Business;
(b)    any Tax Returns and Tax records of ReShape, and all Tax assets of ReShape and its Affiliates, including all losses, loss carryforwards and rights to receive refunds, credits, advance payments, and loss carryforwards to the extent attributable to Taxes of ReShape that constitute Excluded ReShape Liabilities;
(c)    insurance policies and Claims thereunder, in each case relating to the ReShape IGB Business prior to Closing;
(d)    all cash, cash equivalents and/or Accounts Receivable of ReShape or any of its Affiliates;
(e)    all real property interests of ReShape or any of its Affiliates;
(f)    any assets of ReShape or any of its Affiliates, tangible or intangible, wherever situated, not included in the ReShape IGB Assets;
(g)    all minute books and corporate seals, stock books, Tax Returns and similar records of ReShape or any of its Affiliates other than the ReShape IGB Books and Records;
(h)all claims and counterclaims relating to any Excluded ReShape Liabilities or Excluded ReShape Assets; and
(i)all claims, remedies and/or rights of ReShape under the terms of this Agreement or any Transactional Agreement.

2.3     Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Apollo contained herein, and subject to Section 2.4, Apollo shall assume, effective as of the Closing, the obligations of ReShape or any of its Affiliates under the ReShape IGB Business Contracts, but, in each case, only to the extent such obligations or liabilities (i) arise out of obligations performed or required to be performed by ReShape under the ReShape IGB Business Contracts after the Closing and not on or before the Closing Date, (ii)  do not arise from or relate to any breach by ReShape or any of its Affiliates of any provision of any of such ReShape IGB Business Contracts, (iii)  do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such ReShape IGB Business Contracts, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such ReShape IGB Business Contracts (the “Assumed ReShape IGB Liabilities”).

2.4    Excluded Liabilities. Except for the Assumed ReShape IGB Liabilities, Apollo shall not assume, and shall have no liability for, any Liabilities of ReShape or any ReShape Affiliate of any kind, character or description, it being understood that Apollo is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed ReShape IGB Liabilities including, without limitation all Liabilities arising out of, resulting from or relating to (collectively, the “Excluded ReShape Liabilities”):
(a)    any and all Claims, regardless of when such Claim was first commenced or made, that arose out of, relates to or results from the development, nonclinical and clinical testing, commercialization, manufacture, storage, packaging, import, marketing, labeling, pricing, distribution, sale or use of the ReShape IGB Product or any of the ReShape IGB Assets, in each case, prior to the Closing, including all such Claims relating to warranty obligations, marketing programs, patient incentive programs and alleged intellectual property infringement;
(b)    any and all products liability Claims that arose out of, relates to or results from any ReShape IGB Product sold prior to the Closing (including Claims alleging defects in such ReShape IGB Product and Claims involving the death of or injury to any individual relating to such ReShape IGB Product);
(c)    any recalls (including after the Closing) mandated by any Governmental Body with respect to any ReShape IGB Products manufactured or sold prior to the Closing;
(d)    any and all Claims for ReShape IGB Products manufactured prior to the Closing, including but not limited to product liability and infringement of Intellectual Property whether or not sold prior to the Closing;
(e)    any of the Excluded ReShape Assets;

(f)    Taxes (other than Transfer Taxes, which shall be governed solely by Section 2.8) (i) in respect of or imposed upon ReShape or any of its Affiliates for any taxable period, or (ii) imposed with respect to the ReShape IGB Assets or the ReShape IGB Business for any taxable period (or portion thereof) ending on or prior to the Closing Date;
(g)    any Contract, other than a ReShape IGB Business Contract and subject to the limitations set forth in Section 2.3, to which Apollo or any of its Affiliates is a party or by which any of its properties or assets are otherwise bound;
(h)    any current or former employee or contractor of ReShape, or any of its Affiliates;
(i)    all ReShape Accounts Payable, including any unpaid accounts payable related to any ReShape IGB Inventory; and
(j)all Liabilities set forth on Part 2.4 of the ReShape Disclosure Schedule.

2.5     Purchase Price; Payment of Purchase Price.
(a)    As consideration for the sale, transfer, conveyance, assignment and delivery to ReShape of the Apollo Lap-Band Assets:
(i)ReShape shall pay to Apollo, by wire transfer of immediately available funds to the account designated by Apollo, an aggregate amount in cash equal to seventeen million dollars ($17,000,000) (the “Cash Purchase Price”) in accordance with the following payment schedule:
(1)at the Closing, an aggregate amount equal to: $10,000,000 (the “Closing Cash Purchase Price”);
(2)on the one (1) year anniversary of Closing (or the next Business Day if such day is not a Business Day), an aggregate amount equal to: $2,000,000;
(3)on the two (2) year anniversary of Closing (or the next Business Day if such day is not a Business Day), an aggregate amount equal to: $2,000,000; and
(4)on the three (3) year anniversary of Closing (or the next Business Day if such day is not a Business Day), an aggregate amount equal to: $3,000,000.
(ii)at the Closing, ReShape shall assume the Assumed Lap-Band Liabilities; and
(iii)at the Closing, ReShape shall sell, assign, transfer, convey and deliver to Apollo, the ReShape IGB Assets.
(b)    As consideration for the sale, transfer, conveyance, assignment and delivery to Apollo of the ReShape IGB Assets:
(iv)at the Closing, Apollo shall sell, assign, transfer, convey and deliver to ReShape, the Apollo Lap-Band Assets; and
(v)at the Closing, Apollo shall assume the Assumed ReShape IGB Liabilities.

2.6    Allocation of Purchase Price. Within ninety (90) days after the Closing Date, (a) Apollo shall deliver to ReShape a draft allocation of the purchase price as determined for U.S. federal income Tax purposes (including the Assumed Lap-Band Liabilities and any other relevant items) among the Apollo Lap-Band Assets (the “Draft Lap-Band Allocation”), and (b) ReShape shall deliver to Apollo a draft allocation of the purchase price as determined for U.S. federal income Tax purposes (including the Assumed Reshape IGB Liabilities and any other relevant items) among the ReShape IGB Assets (the “Draft ReShape IGB Allocation,” and together with the Draft Lap-Band Allocation, the “Draft Allocations”). The Draft Allocations will be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. If (i) ReShape does not object to the Draft Lap-Band Allocation, or (ii) Apollo does not object to the Draft ReShape IGB Allocation, in either case, within thirty (30) days of receipt thereof, the applicable Draft Allocation shall become final and binding on the parties. If either Apollo or ReShape, as applicable, timely objects to the applicable Draft Allocation, then the parties shall negotiate in good faith to resolve promptly any such objection. If Apollo and ReShape are unable to reach a resolution with respect to any aspect of either Draft Allocation within fifteen (15) days of a timely objection to the applicable Draft Allocation, either Apollo or ReShape may demand that any disputed items be referred to an independent accounting firm of national reputation that is mutually acceptable to Apollo and ReShape (the “Accounting Firm”) to finally resolve such disputed item(s). Promptly, but not later than thirty (30) days after such disputed items are submitted to it for resolution hereunder, the Accounting Firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of such amounts, which report shall be conclusive and binding upon the parties. The Draft Allocations, as amended to reflect any agreement among Apollo and ReShape, and the resolution of any disputed items by the Accounting Firm, shall be referred to herein as the “Final Allocation.” Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Law), neither Apollo nor ReShape shall take, nor permit their Affiliates to take, any Tax position which is inconsistent with the Final Allocation, and each party will file its Tax Returns (including IRS Form 8594) consistently with the Final Allocation. Each party shall notify the other parties if it receives notice that any Governmental Body proposes any allocation different than the Final Allocation. Any post-Closing payments of the Cash Purchase Price payable under Section 2.5(a)(i) shall be allocated in a manner consistent with the Final Allocation, and except as may otherwise be required by applicable Law, any amounts paid to a ReShape Indemnitee or Apollo Indemnitee under Section 9 shall be treated as an adjustment to the purchase price of the relevant Acquired Assets (including by the Parties on their respective Tax Returns) for Tax purposes and allocated as provided by Treasury Regulation § 1.1060-1(c).

2.7    Closing.
(a)    The closing of the transactions contemplated under this Agreement (the “Closing”), including the purchase and sale of each of the Apollo Lap-Band Assets and the ReShape IGB Assets, as applicable, shall take place remotely via the electronic exchange of documents immediately following the execution and delivery of this Agreement by the parties hereto. For purposes of this Agreement, the “Closing Date” shall mean the date as of which the Closing actually takes place.
(b)    At the Closing:
(i)    Each of Apollo and ReShape shall execute and deliver a Bill of Sale in the form agreed upon between the Parties (each, a “Bill of Sale”);
(ii)    Each of Apollo and ReShape shall each execute and deliver to the other Party the Transition Services Agreement (the “Transition Services Agreement”), the Supply Agreement (the “Apollo Supply Agreement”) and the Distribution Agreement (the “Apollo Distribution Assignment”), in each case, in the form agreed upon between the Parties;
(iii)    Each of Apollo and ReShape shall deliver to the other Party the Patent Application Assignment, in the form agreed upon between the Parties (the “Patent Assignment”), executed by the delivering Person;
(iv)    Each of Apollo and ReShape shall deliver to the other Party the Trademark Assignment, in the form agreed upon between the Parties (the “Trademark Assignment”), executed by the delivering Person;
(v)    Each of Apollo and ReShape shall deliver to the other Party the Assignment and Assumption Agreement for the Assigned Contracts, in the form agreed upon between the Parties (the “Assignment and Assumption Agreement”), executed by the delivering Person;
(vi)Apollo shall deliver to ReShape all Apollo Lap-Band Books and Records;
(vii)ReShape shall deliver to Apollo all ReShape IGB Books and Records;
(viii) each of Apollo and ReShape shall deliver to the other a properly executed certificate certifying that Apollo or ReShape, as applicable, is not a foreign person for purposes of Code Section 1445, in a form and manner reasonably satisfactory to the other (the “FIRPTA Certificate”);
(ix)ReShape shall, at its own expense, deliver, or cause to be delivered, promptly (but in any event within three Business Days) following the Closing (A) seventy-five percent (75%) of the ReShape IGB Removal Tools and twenty-five percent (25%) of the ReShape IGB Inventory (other than the ReShape IGB Removal Tools) to the location(s) or premise(s) designated by Apollo prior to the Closing and (B) the remaining twenty-five percent (25%) of the ReShape IGB Removal Tools and seventy-five percent (75%) of the ReShape IGB Inventory (other than the ReShape IGB Removal Tools) shall be retained at a facility owned or operated by ReShape in the United States and shall be used by ReShape to provide the services under the Transition Services Agreement;
(x)ReShape shall execute and deliver to Apollo the security agreement and the related subsidiary guarantee in the form agreed upon between the Parties dated as of the Closing Date (the “Security Agreement”); and
(xi)ReShape shall pay to Apollo, by wire transfer of immediately available funds, the Closing Cash Purchase Price.

2.8    Sales Taxes. ReShape will be responsible for and will pay when due all Transfer Taxes payable in connection with the purchase and sale of the Apollo Lap-Band Assets. Apollo will be responsible for and will pay when due all Transfer Taxes payable in connection with the purchase and sale of the ReShape IGB Assets. The parties will cooperate, to the extent reasonably requested and as permitted by applicable Law, in minimizing any such Transfer Taxes. The party required by applicable Law to file a Tax Return or other documentation with respect to any such Transfer Taxes will do so within the time period prescribed by applicable Law, and the other party agrees (a) to cooperate with the filing party in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns, and (a) if the other party is responsible for the payment of Transfer Taxes under this Section 2.8, shall pay to the filing party such Transfer Taxes shown as due on such Tax Returns no later than five (5) business days prior to the due date of such Tax Returns, and shall reimburse the filing party for any reasonable out-of-pocket costs and expenses incurred by the filing party in preparing such Tax Returns.

2.9    Withholding. Apollo, ReShape, and their respective Affiliates and agents (each a “Withholding Agent”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as required to be deducted or withheld therefrom under the Code or any other applicable Tax Law. The applicable Withholding Agent shall use commercially reasonable efforts to reduce or eliminate any such withholding including by requesting any appropriate Tax forms, including IRS Form W-9, or any similar information, from the payee. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10    Certain Costs.
(a)    All costs and fees associated with transferring to Acquirer or one of its Affiliates, the Intellectual Property and/or Governmental Authorizations for the Acquired Assets conveyed to Acquirer hereunder shall be borne and paid solely by Acquirer when due; provided, however, that if any such amount shall be incurred by Seller, Acquirer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for its reasonable out-of-pocket costs.
(b)    All costs and expenses associated with removing and moving any Acquired Asset to a location designated by Acquirer shall be borne and paid solely by Acquirer when due; provided, however, that if any such amount shall be incurred by Seller, Acquirer shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for its out-of-pocket costs.

3.     Representations and Warranties of Apollo.
Except as disclosed in the Apollo Disclosure Schedule, Apollo represents and warrants to and for the benefit of ReShape as follows, in each case, as of the date hereof and as of the Closing Date:
3.1    Due Organization; No Subsidiaries; Etc. Apollo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Apollo is not required to be qualified, authorized, registered or licensed to do business as a foreign company in any jurisdiction other than the jurisdictions listed in Part 3.1 of the Apollo Disclosure Schedule. Apollo is in good standing as a foreign company in each of the jurisdictions listed in Part 3.1 of the Apollo Disclosure Schedule. Other than as disclosed in Part 3.1 of the Apollo Disclosure Schedule, Apollo does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

3.2    Title To Acquired Assets. Apollo owns the entire rights in and to, and has good and valid title to, all of the Apollo Lap-Band Assets, free and clear of any Encumbrances. The Apollo Lap-Band Assets will collectively constitute, as of the Closing Date, all of the properties, rights, title, interests and other tangible and intangible assets necessary to enable ReShape to conduct the Apollo Lap-Band Business in the manner in which the Apollo Lap-Band Business is currently being conducted.

3.3    Intellectual Property.
(a)    The Lap-Band Intellectual Property include all of the patents, patent applications, internet domain names, trade names, registered and unregistered trademarks and service marks that are owned by or licensed to Apollo and necessary for the Apollo Lap-Band Business.

(b)    Except as set forth in Part 3.3(b) of the Apollo Disclosure Schedule, Apollo and its Affiliates are the sole owners of all right, title and interest in and to the Apollo Lap-Band Patents. All filing, issue, registration, renewal, maintenance, extension or other official registry fees for the Lap-Band Intellectual Property due as of the date hereof have been paid.
(c)    To Apollo’s Knowledge, the Apollo Lap-Band Patents are valid and enforceable and is not subject to any outstanding injunction, judgment, order, decree, or ruling.
(d)    To Apollo’s Knowledge, there is no, nor has there been any, material infringement by any Person of any of the rights of the Apollo Lap-Band Patents within the past three years.
(e)    There are no material Proceedings or actions pending before any Governmental Authority challenging the scope, ownership, validity or enforceability of the Lap-Band Intellectual Property nor have such Proceedings been threatened.
(f)    Apollo has made available to ReShape any written opinion or written evaluation of its intellectual property counsel delivered in the past three years regarding the potential or actual infringement or misappropriation of third party Intellectual Property with respect to the Apollo Lap-Band Business.

3.4    Contracts.
(a)    The Apollo Lap-Band Business Contracts include all Contracts to which Apollo or any Apollo Affiliate is a party, or under which Apollo or any Apollo Affiliate has or may acquire any right or interest, exclusively relating to the Apollo Lap-Band Products and/or the Apollo Lap-Band Business. Apollo has delivered to ReShape accurate and complete copies of all Apollo Lap-Band Business Contracts, including all amendments thereto. Each Apollo Lap-Band Business Contract is valid and in full force and effect.
(b)    Except as set forth in Part 3.4(b) of the Apollo Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Apollo Lap-Band Business Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Apollo Lap-Band Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any Apollo Lap-Band Business Contract, (C) give any Person the right to accelerate the maturity or performance of any Apollo Lap-Band Business Contract, or (D) give any Person the right to cancel, terminate or modify any Apollo Lap-Band Business Contract; (iii) neither Apollo, nor any Apollo Affiliate has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Apollo Lap-Band Business Contract; and (iv) neither Apollo nor any Apollo Affiliate has waived any right under any Apollo Lap-Band Business Contract.
(c)    To the Knowledge of Apollo, each Person against which Apollo or any Apollo Affiliate has or may acquire any rights under any Apollo Lap-Band Business Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.
(d)    The performance of the Apollo Lap-Band Business Contracts will not result in any violation of or failure to comply with any applicable Law.
(e)     No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Apollo or any Apollo Affiliate under any Apollo Lap-Band Business Contract or any other term or provision of any Apollo Lap-Band Business Contract.
(f)    To the Knowledge of Apollo, there is no basis upon which any party to any Apollo Lap-Band Business Contract may object to (i) the assignment to ReShape of any right under such Apollo Lap-Band Business Contract, or (ii) the delegation to or performance by ReShape of any obligation under such Apollo Lap-Band Business Contract.
(g)    The Apollo Lap-Band Business Contracts collectively constitute all of the Contracts necessary to enable ReShape to conduct the Apollo Lap-Band Business in the manner in which it is currently being conducted and in the manner in which it is proposed to be conducted.

3.5    Compliance with Law. Except as set forth in Part 3.5 of the Apollo Disclosure Schedule: (a) Apollo and each Apollo Affiliate is in full compliance with each Law that is applicable to it or to the conduct of the Apollo Lap-Band Business or the ownership or use of any of the Apollo Lap-Band Assets; (b) the Apollo and each Apollo Affiliate has at all times been in full compliance with each Law that is or was applicable to the conduct of the Apollo Lap-Band Business or the ownership or use of any of the Apollo Lap-Band Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Apollo and each Apollo Affiliate of, or a failure on the part of Apollo and each Apollo Affiliate to comply with, any Law with respect to the Apollo Lap-Band Business or the Apollo Lap-Band Assets; and (d) neither Apollo nor any Apollo Affiliate has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that is or was applicable to the conduct of the Apollo Lap-Band Business or the ownership or use of any of the Apollo Lap-Band Assets, or (ii) any actual, alleged, possible or potential obligation on the part of the such Person to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, in each case with respect to the Apollo Lap-Band Business or the Apollo Lap-Band Assets. Apollo has delivered to ReShape an accurate and complete copy of each report, study, survey or other document to which Apollo has access that addresses or otherwise primarily relates to the compliance of Apollo with, or the applicability to Apollo of, any Law with respect to the Apollo Lap-Band Business or the Apollo Lap-Band Assets. To the Knowledge of Apollo, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the Apollo Lap-Band Business or the Apollo Lap-Band Assets or on the ability of Apollo to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.6    Governmental Authorizations; Regulatory Compliance.
(a)    Part 3.6 of the Apollo Disclosure Schedule identifies: (i) each Governmental Authorization that is held by Apollo and/or any Apollo Affiliate that relates to or is used in the Apollo Lap-Band Business; and (ii) each other Governmental Authorization that is held by any Representative of Apollo or any Apollo Affiliate and relates to or is useful in connection with the Apollo Lap-Band Business. Apollo has delivered to ReShape accurate and complete copies of all of the Governmental Authorizations identified in Part 3.6 of the Apollo Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.6 of the Apollo Disclosure Schedule: (A) Apollo is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule; (B) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (x) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule, or (y) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule; (C) neither Apollo nor any Apollo Affiliate has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule, or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule; and (D) all applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Part 3.6 of the Apollo Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 3.6 of the Apollo Disclosure Schedule constitute all of the Governmental Authorizations necessary (1) to enable Apollo to conduct the Business in the manner in which such business is currently being conducted, and (2) to permit Apollo to own and use the Apollo Lap-Band Assets in the manner in which they are currently owned and used.
(b)    Each Apollo Lap-Band Product is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FFDCA”), applicable implementing regulations and similar foreign, state and local Laws and regulations, including those relating to investigational use, quality systems, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports. Neither Apollo nor any Apollo Affiliate has received any notice or other communication from the FDA or any other Governmental Body alleging any violation of any Laws or judgments applicable to any Apollo Lap-Band Product and/

or Apollo Lap-Band Asset. Complete and accurate copies of all data of Apollo, and all correspondence with the FDA and foreign health authorities, with respect to each Apollo Lap-Band Product have been made available for ReShape’s review.
(c)    Apollo has filed, or an Apollo Affiliate or Third Party on behalf of Apollo has filed, with the FDA or other appropriate Governmental Body all required notices, any Apollo Lap-Band Product Medical Device Reports under 21 CFR Part 803 related to the use of any Apollo Lap Band Product in human clinical trials, and Apollo has made copies of such notices available for ReShape’s review.
(d)    Neither Apollo nor, to the Knowledge of Apollo, any of Apollo’s Representatives acting for Apollo, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “Fraud Policy”) and any amendments thereto. Additionally, neither Apollo, nor to the Knowledge of Apollo, any Representative of Apollo has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law. To the Knowledge of Apollo, Apollo is not the target of any pending or threatened investigation by the FDA pursuant to the Fraud Policy or by any Governmental Body pursuant to a comparable policy.
(e)    There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings against or affecting Apollo relating to or arising under the FFDCA, the Public Health Services Act, the FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Body.

3.7    Certain Payments, Etc. Apollo has not, and no officer, employee, agent or other Person acting for or on behalf of Apollo or any Apollo Affiliate has, at any time, directly or indirectly, in each case in connection with the conduct of the Apollo Lap-Band Business or the use of the Apollo Lap-Band Assets: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Apollo; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

3.8    Proceedings; Orders. Except as set forth in Part 3.8 of the Apollo Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that relates to the Apollo Lap-Band Business or any of the Apollo Lap-Band Assets (whether or not Apollo is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 3.8 of the Apollo Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 3.8 of the Apollo Disclosure Schedule, no Proceeding has ever been commenced by or against Apollo. Apollo has delivered to ReShape accurate and complete copies of all pleadings, correspondence and other written materials (to which Apollo has access) that relate to the Proceedings identified in Part 3.8 of the Apollo Disclosure Schedule. There is no Order to which the Apollo Lap-Band Business, or any of the Apollo Lap-Band Assets, is subject, and neither Apollo nor any Related Party is subject to any Order that relates to the Apollo Lap-Band Business or to any of the Apollo Lap-Band Assets. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Apollo Lap-Band Business or the Apollo Lap-Band Assets or on the ability of Apollo to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.9    Authority; Binding Nature Of Agreements. Apollo has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Apollo of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Apollo and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of Apollo, enforceable against Apollo in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Apollo is a party will constitute the legal, valid and binding obligation of Apollo and will be enforceable against Apollo in accordance with its terms, subject to the General Enforceability Exceptions.

3.10    Non‑Contravention; Consents. Except as set forth in Part 3.10 of the Apollo Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the Apollo’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Apollo’s board of directors, including any committee thereof;
(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which Apollo, or any of the Apollo Lap-Band Assets, is subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Apollo Lap-Band Assets or is held by Apollo or any employee of Apollo;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Apollo Lap-Band Business Contract;
(e)    give any Person the right to (i) declare a default or exercise any remedy under any Apollo Lap-Band Business Contract, (ii) accelerate the maturity or performance of any Apollo Lap-Band Business Contract, or (iii) cancel, terminate or modify any Apollo Lap-Band Business Contract; or
(f)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Apollo Lap-Band Assets.
Except as set forth in Part 3.10 of the Apollo Disclosure Schedule, Apollo was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.
3.11    Solvency. As of the Closing Date, after giving effect to all of the transactions contemplated by this Agreement, Apollo shall be Solvent.

3.12    No Vote Required. No vote or other action of the stockholders of Apollo is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Apollo or otherwise in order for Apollo to consummate the Transactions.

3.13    Brokers. Apollo has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

3.14    Tax Matters. Except as set forth in Part 3.14 of the Apollo Disclosure Schedule:
(a)    Apollo has filed or caused to be filed all Tax Returns related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business that are required to be filed and such Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with applicable Law.
(b)    Apollo has (i) paid all Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid with respect to the Apollo Lap-Band Assets or the Apollo Lap-Band Business, and (ii) recorded an adequate provision in its financial statements with respect to all Taxes with respect to the Apollo Lap-Band Assets or the Apollo Lap-Band Business that have accrued through the date of such financial statements that were not yet due and payable as of the date thereof. There are no liens for Taxes upon any of the Apollo Lap-Band Assets except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
(c)    Apollo has complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of all Taxes related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business and has within the time and manner prescribed by applicable Law in all respects (i) withheld all material Taxes related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business required to be withheld, (ii) collected all sales, use, value added, goods and services, and similar Taxes related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business required to be collected, and (iii)  remitted all Taxes related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business withheld and collected to the appropriate Governmental Body in accordance with applicable Laws
(d)    Apollo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case (i) with respect to the Apollo Lap-Band Assets or the Apollo Lap-Band Business and (ii) which has not expired.
(e)    No claim for assessment or collection of Taxes related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business has been or is presently being asserted or is otherwise outstanding against Apollo; and there is no Proceeding by any Governmental Body pending or threatened against Apollo in respect of any Tax that is related to the Apollo Lap-Band Assets or the Apollo Lap-Band Business.
(f)    None of the Apollo Lap-Band Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(g)    Apollo is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.
(h)    Apollo has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

3.15    Reliance. Apollo has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of the ReShape IGB Assets, and acknowledges that it has been provided adequate access to the personnel, properties, premises, books and records, and other documents and data relating to the ReShape IGB Assets for such purpose. Apollo acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Transactional Agreements and to consummate the transactions contemplated hereby and thereby, Apollo has relied solely upon its own investigation and the express representations and warranties of ReShape set forth in Article 4 of this Agreement (including, and subject to, the related portions of the ReShape Disclosure Schedules) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the ReShape IGB Assets); and (ii) neither ReShape or any other Person has made any representation or warranty as to, the ReShape IGB Assets or the accuracy or completeness of any information regarding the ReShape IGB Assets furnished or made available to Apollo and its Representatives, except as expressly set forth in Article 4 of this Agreement (including, and subject to, the related portions of the ReShape Disclosure Schedules).

4.     Representations and Warranties of ReShape.
Except as disclosed in the ReShape Disclosure Schedule, ReShape represents and warrants to and for the benefit of Apollo as follows, in each case, as of the date hereof and as of the Closing Date:
4.1    Due Organization; No Subsidiaries; Etc. ReShape is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. ReShape is not required to be qualified, authorized, registered or licensed to do business as a foreign company in any jurisdiction other than the jurisdictions listed in Part 4.1 of the ReShape Disclosure Schedule. ReShape is in good standing as a foreign company in each of the jurisdictions listed in Part 4.1 of the ReShape Disclosure Schedule. Other than as disclosed in Part 4.1 of the ReShape Disclosure Schedule, ReShape does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

4.2    Title To Acquired Assets. ReShape owns the entire rights in and to, and has good and valid title to, all of the ReShape IGB Assets, free and clear of any Encumbrances. The ReShape IGB Assets will collectively constitute, as of the Closing Date, all of the properties, rights, title, interests and other tangible and intangible assets necessary to enable Apollo to conduct the ReShape IGB Business in the manner in which the ReShape IGB Business is currently being conducted. Part 4.2 of the ReShape Disclosure Schedule sets forth the aggregate historical amount of gross revenue, calculated in accordance with GAAP, recognized by ReShape and/or its Affiliates in connection with the sale of the ReShape IGB Product prior to the date of this Agreement.

4.3    Intellectual Property.
(a)    The ReShape IGB Intellectual Property includes all of the patents, patent applications, internet domain names, trade names, registered and unregistered trademarks and service marks that are owned by or licensed to ReShape and are necessary for the ReShape IGB Business.
(b)    ReShape is the sole owner of all right, title and interest in and to the ReShape IGB Patents. All filing, issue, registration, renewal, maintenance, extension or other official registry fees for the ReShape IGB Patents due as of the date hereof have been paid.
(c)    To ReShape’s Knowledge, the ReShape IGB Patents are valid and enforceable and is not subject to any outstanding injunction, judgment, order, decree, or ruling.
(d)    To ReShape’s Knowledge, there is no, nor has there been any, material infringement by any Person of any of the rights of the ReShape IGB Patents within the past three years.
(e)    There are no material Proceedings or actions pending before any Governmental Authority challenging the scope, ownership, validity or enforceability of the ReShape IGB Intellectual Property nor have such Proceedings been threatened.
(f)    ReShape has made available to Apollo any written opinion or written evaluation of its intellectual property counsel delivered in the past three years regarding the potential or actual infringement or misappropriation of third party Intellectual Property with respect to the ReShape IGB Business.

4.4    Contracts.
(a)    The ReShape IGB Business Contracts include all Contracts to which ReShape or any ReShape Affiliate is a party, or under which ReShape or any ReShape Affiliate has or may acquire any right or interest, exclusively relating to the ReShape IGB Products and/or the ReShape IGB Business. ReShape has delivered to Apollo accurate and complete copies of all ReShape IGB Business Contracts, including all amendments thereto. Each ReShape IGB Business Contract is valid and in full force and effect.
(b)    Except as set forth in Part 4.4 of the ReShape Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any ReShape IGB Business Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any ReShape IGB Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any ReShape IGB Business Contract, (C) give any Person the right to accelerate the maturity or performance of any ReShape IGB Business Contract, or (D) give any Person the right to cancel, terminate or modify any ReShape IGB Business Contract; (iii) neither ReShape, nor any ReShape Affiliate has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any ReShape IGB Business Contract; and (iv) neither ReShape nor any ReShape Affiliate has waived any right under any ReShape IGB Business Contract.
(c)    To the Knowledge of ReShape, each Person against which ReShape or any ReShape Affiliate has or may acquire any rights under any ReShape IGB Business Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.
(d)    The performance of the ReShape IGB Business Contracts will not result in any violation of or failure to comply with any applicable Law.
(e)    No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the ReShape or any ReShape Affiliate under any ReShape IGB Business Contract or any other term or provision of any ReShape IGB Business Contract.
(f)    To the Knowledge of ReShape, there is no basis upon which any party to any ReShape IGB Business Contract may object to (i) the assignment to ReShape of any right under such ReShape IGB Business Contract, or (ii) the delegation to or performance by ReShape of any obligation under such ReShape IGB Business Contract.

(g)    The ReShape IGB Business Contracts collectively constitute all of the Contracts necessary to enable ReShape to conduct the ReShape IGB Business in the manner in which it is currently being conducted and in the manner in which it is proposed to be conducted.

4.5    Compliance with Law. Except as set forth in Part 4.5 of the ReShape Disclosure Schedule: (a) ReShape and each ReShape Affiliate is in full compliance with each Law that is applicable to it or to the conduct of the ReShape IGB Business or the ownership or use of any of the ReShape IGB Assets; (b) the ReShape and each ReShape Affiliate has at all times been in full compliance with each Law that is or was applicable to the conduct of the ReShape IGB Business or the ownership or use of any of the ReShape IGB Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by ReShape and each ReShape Affiliate of, or a failure on the part of ReShape and each ReShape Affiliate to comply with, any Law with respect to the ReShape IGB Business or the ReShape IGB Assets; and (d) neither ReShape nor any ReShape Affiliate has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that is or was applicable to the conduct of the ReShape IGB Business or the ownership or use of any of the ReShape IGB Assets, or (ii) any actual, alleged, possible or potential obligation on the part of the such Person to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, in each case with respect to the ReShape IGB Business or the ReShape IGB Assets. ReShape has delivered to Apollo an accurate and complete copy of each report, study, survey or other document to which ReShape has access that addresses or otherwise primarily relates to the compliance of ReShape with, or the applicability to ReShape of, any Law with respect to the ReShape IGB Business or the ReShape IGB Assets. To the Knowledge of ReShape, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the ReShape IGB Business or the ReShape IGB Assets or on the ability of ReShape to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.6    Governmental Authorizations; Regulatory Compliance.
(a)    Part 4.6 of the ReShape Disclosure Schedule identifies: (i) each Governmental Authorization that is held by ReShape and/or any ReShape Affiliate that relates to or is used in the ReShape IGB Business; and (ii) each other Governmental Authorization that is held by any Representative of ReShape or any ReShape Affiliate and relates to or is useful in connection with the ReShape IGB Business. ReShape has delivered to Apollo accurate and complete copies of all of the Governmental Authorizations identified in Part 4.6 of the ReShape Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 4.6 of the ReShape Disclosure Schedule: (A) ReShape is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule; (B) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (x) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule, or (y) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule; (C) neither ReShape nor any ReShape Affiliate has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule, or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule; and (D) all applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Part 4.6 of the ReShape Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 4.6 of the ReShape Disclosure Schedule constitute all of the Governmental Authorizations necessary (1) to enable ReShape to conduct the Business in the manner in which such business is currently being conducted, and (2) to permit ReShape to own and use the ReShape IGB Assets in the manner in which they are currently owned and used.
(b)    Each ReShape IGB Product is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance in all material respects with all applicable requirements under the FFDCA, applicable implementing regulations and similar foreign, state and local Laws and regulations, including those relating to investigational use, quality systems, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports. Neither ReShape nor any ReShape Affiliate has received any notice or other communication from the FDA or any other Governmental Body alleging any violation of any Laws or judgments applicable to any ReShape IGB Product and/or ReShape IGB Asset. Complete and accurate copies of all data of ReShape, and all correspondence with the FDA and foreign health authorities, with respect to each ReShape IGB Product have been made available for Apollo’s review.
(c)    ReShape has filed, or a ReShape Affiliate or Third Party on behalf of ReShape has filed, with the FDA or other appropriate Governmental Body all required notices, any ReShape IGB Product Medical Device Reports under 21 CFR Part 803 related to the use of any ReShape IGB Product in human clinical trials, and ReShape has made copies of such notices available for Apollo’s review.
(d)    Neither ReShape nor, to the Knowledge of ReShape, any of ReShape’s Representatives acting for ReShape, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its Fraud Policy and any amendments thereto. Additionally, neither ReShape, nor to the Knowledge of ReShape, any Representative of ReShape has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law. To the Knowledge of ReShape, ReShape is not the target of any pending or threatened investigation by the FDA pursuant to the Fraud Policy or by any Governmental Body pursuant to a comparable policy.
(e)    There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings against or affecting ReShape relating to or arising under the FFDCA, the Public Health Service Act, the FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Body.

4.7    Certain Payments, Etc. ReShape has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of ReShape or any ReShape Affiliate has, at any time, directly or indirectly, in each case in connection with the conduct of the ReShape IGB Business or the use of the ReShape IGB Assets: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of ReShape; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(e)” above.

4.8    Proceedings; Orders. Except as set forth in Part 4.8 of the ReShape Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (i) that relates to the ReShape IGB Business or any of the ReShape IGB Assets (whether or not ReShape is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 4.8 of the ReShape Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 4.8 of the ReShape Disclosure Schedule, no Proceeding has ever been commenced by or against ReShape. ReShape has delivered to Apollo accurate and complete copies of all pleadings, correspondence and other written materials (to which ReShape has access) that relate to the Proceedings identified in Part 4.8 of the ReShape Disclosure Schedule. There is no Order to which the ReShape IGB

Business, or any of the ReShape IGB Assets, is subject, and neither ReShape nor any Related Party is subject to any Order that relates to the ReShape IGB Business or to any of the ReShape IGB Assets. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the ReShape IGB Business or the ReShape IGB Assets or on the ability of ReShape to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.9    Authority; Binding Nature Of Agreements. ReShape has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by ReShape of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of ReShape and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of ReShape, enforceable against ReShape in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which ReShape is a party will constitute the legal, valid and binding obligation of ReShape and will be enforceable against ReShape in accordance with its terms, subject to the General Enforceability Exceptions.

4.10    Non‑Contravention; Consents. Except as set forth in Part 4.10 of the ReShape Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the ReShape’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the ReShape’s board of directors, including any committee thereof;
(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which ReShape, or any of the ReShape IGB Assets, is subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the ReShape IGB Assets or is held by ReShape or any employee of ReShape;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any ReShape IGB Business Contract;
(e)    give any Person the right to (i) declare a default or exercise any remedy under any ReShape IGB Business Contract, (ii) accelerate the maturity or performance of any ReShape IGB Business Contract, or (iii) cancel, terminate or modify any ReShape IGB Business Contract; or
(f)    result in the imposition or creation of any Encumbrance upon or with respect to any of the ReShape IGB Assets.

Except as set forth in Part 4.10 of the ReShape Disclosure Schedule, ReShape was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.
4.11    Solvency. As of the Closing Date, after giving effect to all of the transactions contemplated by this Agreement, and as of the time of each payment of the Cash Purchase Price in accordance with Section 2.5(a), ReShape shall be Solvent.

4.12    No Vote Required. No vote or other action of the stockholders of ReShape is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of ReShape or otherwise in order for ReShape to consummate the Transactions.

4.13    Brokers. ReShape has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
4.14    Tax Matters. Except as set forth in Part 4.14 of the ReShape Disclosure Schedule:
(a)    ReShape has filed or caused to be filed all Tax Returns related to the ReShape IGB Assets or the ReShape IGB Business that are required to be filed and such Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with applicable Law.
(b)    ReShape has (i) paid all Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid with respect to the ReShape IGB Assets or the ReShape IGB Business, and (ii) recorded an adequate provision in its financial statements with respect to all Taxes with respect to the ReShape IGB Assets or the ReShape IGB Business that have accrued through the date of such financial statements that were not yet due and payable as of the date thereof. There are no liens for Taxes upon any of the ReShape IGB Assets except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
(c)    ReShape has complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of all Taxes related to the ReShape IGB Assets or the ReShape IGB Business and has within the time and manner prescribed by applicable Law in all respects (i) withheld all material Taxes related to the ReShape IGB Assets or the ReShape IGB Business required to be withheld, (ii) collected all sales, use, value added, goods and services, and similar Taxes related to the ReShape IGB Assets or the ReShape IGB Business required to be collected, and (iii) remitted all Taxes related to the ReShape IGB Assets or the ReShape IGB Business withheld and collected to the appropriate Governmental Body in accordance with applicable Laws
(d)    ReShape has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case (i) with respect to the ReShape IGB Assets or the ReShape IGB Business and (ii) which has not expired.
(e)    No claim for assessment or collection of Taxes related to the ReShape IGB Assets or the ReShape IGB Business has been or is presently being asserted or is otherwise outstanding against ReShape; and there is no Proceeding by any Governmental Body pending or threatened against ReShape in respect of any Tax that is related to the ReShape IGB Assets or the ReShape IGB Business.
(f)    None of the ReShape IGB Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.
(g)    ReShape is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.
(h)    ReShape has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

4.15    Reliance. ReShape has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of the Apollo Lap-Band Assets, and acknowledges that it has been provided adequate access to the personnel, properties, premises, books and records, and other documents and data relating to the Apollo Lap-Band Assets for such purpose. ReShape acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Transactional Agreements and to consummate the transactions contemplated hereby and thereby, ReShape has relied solely upon its own investigation and the express representations and warranties of Apollo set forth in Article 3 of this Agreement (including, and subject to, the related portions of the Apollo Disclosure Schedules) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Apollo Lap-Band Assets); and (ii) neither Apollo nor any other Person has made any representation or warranty as to, the Apollo Lap-Band Assets or the accuracy or completeness of any information regarding the Apollo Lap-Band Assets furnished or made available to ReShape and its Representatives, except as expressly set forth in Article 3 of this Agreement (including, and subject to, the related portions of the Apollo Disclosure Schedules).

5.    [Reserved]

6.    [Reserved]

7.    [Reserved]

8.    [Reserved]

9.    Indemnification, Etc.

9.1    Survival Of Representations And Covenants.
(a)    The representations and warranties of the Parties shall expire twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, that (i) each of the Apollo Fundamental Representations and the ReShape Fundamental Representations shall survive the Closing and continue until the date that is four (4) years following the Closing Date, and (ii) that if a Claim Notice relating to any such representation or warranty is given to an indemnifying party on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 9.1, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each claim made prior to the Expiration Date that is based directly upon, or that relates directly to, any breach or alleged breach of such representation or warranty has been fully and finally resolved. The agreements, covenants and other obligations of the Parties shall survive the Closing in accordance with their respective terms.
(b)    It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.\

9.2    Indemnification by Apollo.
(a)    Apollo shall hold harmless and indemnify each of the ReShape Indemnitees from and against, and shall compensate and reimburse each of the ReShape Indemnitees for, any Damages that are suffered or incurred by any of the ReShape Indemnitees that arise out of or result from:
(i)    any breach of any representation or warranty made by Apollo in any of the Transactional Agreements;
(ii)    any breach of any covenant or obligation of Apollo contained in any of the Transactional Agreements; and
(iii)    any Excluded Apollo Liability.
(b)     Limitations on Indemnification.
(i)    Other than for Damages that arise out of or result from any breach of an Apollo Fundamental Representation, the maximum aggregate liability of Apollo for all claims for indemnification made by the ReShape Indemnitees pursuant to Section 9.2(a)(i) shall be limited to an aggregate amount equal to $1,300,000; and
(ii)    No ReShape Indemnitee shall be entitled to make a claim for indemnification pursuant to Section 9.2(a)(i) unless and until the ReShape Indemnitees have suffered or incurred Damages in excess of $130,000 in the aggregate, after which the ReShape Indemnitees may make claims for indemnification exceeding such amount.

9.3    Indemnification by ReShape.
(a)    ReShape shall hold harmless and indemnify each of the Apollo Indemnitees from and against, and shall compensate and reimburse each of the Apollo Indemnitees for, any Damages that are suffered or incurred by any of the Apollo Indemnitees that arise or result from:
(i)    any breach of any representation or warranty made by ReShape in any of the Transactional Agreements;
(ii)    any breach of any covenant or obligation of ReShape contained in any of the Transactional Agreements; and
(iii)    any Excluded ReShape Liability.
(b)    Limitations on Indemnification.

(i)    Other than for Damages that arise out of or result from any breach of a ReShape Fundamental Representation, the maximum aggregate liability of ReShape for all claims for indemnification made by the Apollo Indemnitees pursuant to Section 9.3(a)(i) shall be limited to an aggregate amount equal to $1,300,000; and
(ii)    no Apollo Indemnitee shall be entitled to make a claim for indemnification pursuant to Section 9.3(a)(i) unless and until the Apollo Indemnitees have suffered or incurred Damages in excess of $130,000 in the aggregate, after which the Apollo Indemnitees may make claims for indemnification exceeding such amount.

9.4    Exclusivity Of Indemnification Remedies. Except for claims for common law fraud, each Party agrees that the indemnification provisions in this Section 9 shall be the sole and exclusive means for any Indemnified Party to collect any Damages for any claims relating to, resulting from or arising under this Agreement or any Transactional Agreement and under any theory of liability.

9.5    Indemnification Procedures
(a) Notice of Claims. Any indemnified party making a claim for indemnification pursuant to Section 9.2 or Section 9.3 (as applicable, an “Indemnified Party”) must give Apollo, in the case of a claim for Damages by a ReShape Indemnitee, or ReShape, in the case of a claim for Damages by an Apollo Indemnitee (as applicable, the “Indemnifying Party”), written notice of such claim (a “Claim Notice”) which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.2 or Section 9.3 for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.
(b)    If the Indemnifying Party, in good faith objects to any claim made by the Indemnified Party in the Claim Notice, then the Indemnifying Party, as applicable, shall deliver a written notice (an “Indemnification Objections Statement”) to the Indemnified Party within 30 calendar days following receipt by the Indemnifying Party, of a Claim Notice from such Indemnified Party. The Indemnification Objections Statement shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Claim Notice. If the Indemnifying Party fails to deliver an Indemnification Objections Statement prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Claim Notice shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 9, and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Claim Notice (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 9.
(c)    If the Indemnifying Party delivers an Indemnification Objections Statement, then the Indemnified Party and the Indemnifying Party, as applicable, shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Indemnification Objections Statement. If the Indemnified Party and the Indemnifying Party, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.
(d)    If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Objections Statement, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), subject to the exhaustion of the mediation procedure set forth in Section 11.9(a), the matter shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Either Party may initiate arbitration with respect to any unresolved matter set forth in the applicable Claim Notice. The arbitration shall be conducted by one arbitrator mutually agreeable to Parties. In the event that, within thirty (30) days after submission of any dispute to arbitration, the Parties cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association.
(e)    Any such arbitration shall be held in Wilmington, Delaware, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while the Parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Claim Notice shall be final, binding and conclusive upon the parties hereto. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

9.6    Tax Treatment of Indemnification Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Section 9 as an adjustment to the Purchase Price for U.S. federal, state, local and non-U.S. income Tax purposes, unless otherwise required by applicable Law.

9.7    Third Party Proceedings.
(a)     Control of Defense. With respect to the defense of any Third Party Proceeding subject to indemnification pursuant to this Section 9 and subject to the limitations on settlement set forth in Section 9.7(b), the Indemnified Party shall assume and control the settlement and defense of such Proceeding and appoint and select lead counsel. The Indemnified Party shall keep the Indemnifying Party reasonably informed of the defense of such Proceeding by providing copies of any pleadings or other material communications. The Indemnifying Party shall provide reasonable cooperation to the Indemnified Party in connection with the defense or settlement of such Proceeding, including by making available, at the Indemnified Party’s expense, such witnesses, records, materials and other information in such Person’s possession or under such Person’s control as may be reasonably requested by the Indemnified Party.
(b)    Settlement of Claims. The Indemnified Party may not settle or compromise any Proceeding for which a Claim Notice has been provided in accordance with Section 9.5(a) without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that the consent of Indemnifying Party shall not be required with respect to any such settlement or judgment if (i) such settlement or judgment (A) involves no admission of wrongdoing by the Indemnifying Party or its Affiliates and (B) excludes any injunctive or non-monetary relief applicable to the Indemnifying Party or its Affiliates and (ii) such settlement or judgment includes a complete release of the Indemnifying Party and its Affiliates, directors, officers, employees and representatives from further liability and has no other adverse effect on the Indemnifying Party.

10.    Additional Agreements.

10.1    Further Actions.
(a)    From and after the Closing Date, Apollo shall cooperate with ReShape and its Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as ReShape may reasonably request, for the purpose of evidencing the Transactions and putting ReShape in possession and control of all of the Apollo Lap-Band Assets.
(b)    From and after the Closing Date, ReShape shall cooperate with Apollo and its Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Apollo may reasonably request, for the purpose of evidencing the Transactions and putting Apollo in possession and control of all of the ReShape IGB Assets.

10.2    Post-Closing Publicity/Confidentiality. Without limiting the generality of anything contained in Section 10.11, each Party shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions (other than the press releases referenced in Section 10.11) is issued or otherwise disseminated by or on behalf of such Party without the other Party’s prior written consent, except to the extent that ReShape or Apollo, as the case may be, is advised by outside counsel that such public statement is required by Law; (b) such Party shall (and shall cause its Representatives to) treat and hold as confidential, and shall not disclose to any third party, any information concerning the Acquired Business, the Acquired Assets and/or the assumed liabilities that are not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the

“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that is (a) generally available to the public other than as a result of a breach of this Section 10.2 or (b) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that a Representative of any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Representative shall notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a Representative of a Party hereto or any Affiliate of such Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Representative may disclose the Confidential Information to the tribunal; provided, that, prior to making such disclosure, such disclosing Representative shall provide the other Party and its counsel with a copy of any information which it intends to disclose and (1) give due consideration to any comments provided by the other Party or its counsel and (2) use its reasonable best efforts to obtain, at the request of the other Party hereto, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate. The Parties agree that in the event of a breach of the provisions of this Section 10.2, the damage to the other Party may be substantial and money damages will not afford the other Party an adequate remedy, and the other Party shall be entitled, in addition to all other rights and remedies as may be provided by applicable Law and notwithstanding anything in this Agreement to the contrary, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 10.2.

10.3    Bulk Sales Requirements. Each of the Parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

10.4    Non-Transferable Contracts.
(a)    If there are any Consents that have not been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Apollo Lap-Band Business Contract as to which such consents were not obtained (or otherwise are not in full force and effect) (the “Apollo Lap-Band Restricted Material Contracts”), ReShape may elect to have Apollo continue its efforts to obtain any such Consents and neither this Agreement nor the Assumption Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Lap-Band Restricted Material Contracts, and following the Closing, the Parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the consent relating to each Lap-Band Restricted Material Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Lap-Band Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to ReShape the benefits of use of the Apollo Lap-Band Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of ReShape of any and all rights of Apollo against a Third Party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Apollo Lap-Band Restricted Material Contract is obtained, Apollo shall promptly assign, transfer, convey and deliver such Apollo Lap-Band Restricted Material Contract to ReShape, and ReShape shall assume the obligations under such Apollo Lap-Band Restricted Material Contract assigned to ReShape from and after the date of assignment to ReShape pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to ReShape).
(b)    If there are any Consents that have not been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each ReShape IGB Business Contract as to which such consents were not obtained (or otherwise are not in full force and effect) (the “ReShape IGB Restricted Material Contracts”), Apollo may elect to have ReShape continue its efforts to obtain any such Consents and neither this Agreement nor the Assumption Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the ReShape IGB Restricted Material Contracts, and following the Closing, the Parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the consent relating to each ReShape IGB Restricted Material Contract as quickly as practicable. Pending the obtaining of such Consents relating to any ReShape

IGB Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Apollo the benefits of use of the ReShape IGB Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Apollo of any and all rights of ReShape against a Third Party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a ReShape IGB Restricted Material Contract is obtained, ReShape shall promptly assign, transfer, convey and deliver such ReShape IGB Restricted Material Contract to Apollo, and Apollo shall assume the obligations under such ReShape IGB Restricted Material Contract assigned to Apollo from and after the date of assignment to Apollo pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Apollo).

10.5    Non-Transferable Assets.
(a)    Except as set forth above with respect to Apollo Lap-Band Restricted Material Contracts, from and after the Closing, with respect to each Apollo Lap-Band Asset identified on Part 10.5 of the Apollo Disclosure Schedule, as the case may be, which is not assignable or transferable to ReShape at the Closing (each a “Non-Transferable Lap-Band Asset”), until the earlier to occur of (i) such time as such Non-Transferable Lap-Band Asset shall be properly and lawfully transferred or assigned to ReShape and (ii) such time as the material benefits intended to be transferred or assigned to ReShape have been procured by alternative means, (A) the Non-Transferable Lap-Band Assets shall be held by Apollo in trust exclusively for the benefit of ReShape, and (ii) Apollo and ReShape shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for ReShape the material benefits intended to be transferred or assigned to ReShape under each of the Non-Transferable Lap-Band Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Lap-Band Asset and under applicable Law. Apollo shall use commercially reasonable efforts to provide or cause to be provided ReShape all of the benefits of Apollo under such Non-Transferable Lap-Band Assets in effect as of the Closing. Apollo and ReShape agree that any Apollo Lap-Band Equipment that is located in Costa Rica as of the Closing will be deemed to be Non-Transferable Lap-Band Assets until such time that ReShape has formed a subsidiary organized under the laws of Costa Rica that becomes qualified under Costa Rica’s Free Trade Zone Regime, as reasonably determined by ReShape, which ReShape will use commercially reasonable efforts to complete within 90 days after the Closing.
(b)    Except as set forth above with respect to ReShape IGB Restricted Material Contracts, from and after the Closing, with respect to each ReShape IGB Asset identified on Part 10.5 of the ReShape Disclosure Schedule, as the case may be, which is not assignable or transferable to Apollo at the Closing (each a “Non-Transferable ReShape IGB Asset”), until the earlier to occur of (i) such time as such Non-Transferable ReShape IGB Asset shall be properly and lawfully transferred or assigned to Apollo and (ii) such time as the material benefits intended to be transferred or assigned to Apollo have been procured by alternative means, (A) the Non-Transferable ReShape IGB Assets shall be held by ReShape in trust exclusively for the benefit of Apollo, and (ii) ReShape and Apollo shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Apollo the material benefits intended to be transferred or assigned to Apollo under each of the Non-Transferable ReShape IGB Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable ReShape IGB Asset and under applicable Law. ReShape shall use commercially reasonable efforts to provide or cause to be provided Apollo all of the benefits of ReShape under such Non-Transferable ReShape IGB Assets in effect as of the Closing.

10.6    Non Solcitation. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each Party shall not, and shall not permit any of their Affiliates to directly or indirectly, personally or through others, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any employee of the other Party.

10.7    Retention of and Access to Records. For a period of twelve (12) months following the Closing Date, subject to Section 10.2, each Party shall provide (and shall cause their Affiliates to provide) the other Party and its Representatives reasonable access to records that are Excluded Apollo Assets (to the extent relating to Apollo Lap-Band Assets) or Excluded ReShape Assets (to the extent relating to ReShape IGB Assets), as the case may be, during normal business hours and on at least thirty (30) days prior written notice, for any reasonable business purpose specified by the other Party; provided, however, that nothing in this Agreement shall require either party to provide access to any Consolidated Return.

10.8    Trademarks; Trade Names; Service Marks. As soon as practicable after the Closing Date, each Party shall (and shall cause each Affiliate to) eliminate the use of all of the trademarks, trade names and service marks included in the Apollo Lap-Band Assets (in the case of Apollo) and the ReShape IGB Assets (in the case of ReShape), in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials. Notwithstanding the foregoing, (a) ReShape may distribute Apollo Lap-Band Products bearing Apollo trademarks, trade names and service marks until the earlier of (i) such time that the FDA approves the Acquirer Labeling, and (ii) six (6) months after the Closing Date, unless extended by the mutual written consent of the ReShape and Apollo, and (b) Apollo may distribute ReShape IGB Products bearing ReShape trademarks, trade names and service marks until the earlier of (i) such time that the FDA approves the Acquirer Labeling, and (ii) six (6) months after the Closing Date, unless extended by the mutual written consent of the ReShape and Apollo.

10.9    Transition Services Agreement. At the Closing, Apollo and ReShape shall have executed the Transition Services Agreement providing for, among other things, (a) the sale of the Apollo Lap-Band Products by Apollo as ReShape’s consignment distributor; (b) the sale of the ReShape IGB Products manufactured by ReShape prior to the Closing by Apollo and (c) other cooperation between Apollo and ReShape in connection with the foregoing.

10.10    Post-Closing Proceedings.
(a)    From and after the Closing Date, Apollo and ReShape shall use commercially reasonable efforts to cooperate with each other in the defense, prosecution or execution of any product recall, litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Acquired Assets prior to or after the Closing (other than any Proceeding between Apollo and ReShape or their respective Affiliates arising out of the Transactions or by the Transactional Agreements). In connection therewith, from and after the Closing Date, each of Apollo and ReShape shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Acquired Assets, the Assumed ReShape IGB Liabilities, the Assumed Lap-Band Liabilities, Excluded Apollo Liabilities or the Excluded ReShape Liabilities, as the case may be, held by such Party and reasonably necessary to permit the defense or investigation of any such Proceeding, examination or audit (other than any Proceeding between Apollo and ReShape or their respective Affiliates arising out of the Transactions or by the Transactional Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith. Nothing in this Section 10.10(a) shall require either Party to disclose any information to the other Party if such disclosure would, in such Party’s sole and absolute discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which such Party is bound).
(b)    ReShape hereby agrees (i) that from and after the Closing, subject to this Section 10.10(b), ReShape shall (at its sole cost and expense), control, direct and maintain control over the Proceeding set forth on Part 10.10(b) of the ReShape Disclosure Schedule (the “Pending Litigation”), (ii) that Apollo and its Representatives shall (i) have the right to review in advance and, to the extent practicable, consult ReShape and its Representatives on, any filing made with, or written materials to be submitted to, any Governmental Body in connection with Pending Litigation; (ii) promptly inform Apollo and its Representatives of any communication (or other correspondence or memoranda) received from, or to be given to, the counterparty to the Pending Litigation, or any Governmental Body in connection with the Pending Litigation and (ii) that ReShape shall not, and shall cause its Affiliates not to, enter into or agree to any settlement or compromise of, or the entry of any judgement arising from, the Pending Litigation without the prior written consent of Apollo.
(c)    Subject to and conditioned upon ReShape’s compliance with the terms of Section 10.10(b) above, Apollo hereby agrees to reimburse ReShape upon the full and final settlement of, or the entry of a non-appealable judgment of a court of competent jurisdiction in respect of, the claims set forth on Part 10.10(c) of the ReShape Disclosure Schedule (such claims, the “Applicable Claims”) for Apollo’s Applicable Percentage of: (i) the amount actually paid to the counterparty to the Pending Litigation solely in connection with such settlement or judgement of the Applicable Claims (and only the Applicable Claims), and (ii) the reasonable out-of-pocket and documented legal fees actually incurred by ReShape after the Closing in connection with defending the Applicable Claims; provided, in each case, that any such settlement or judgement includes an unqualified release for the benefit of Apollo and its Affiliates from any and all Liability in respect of the Applicable Claims.
(d)    If ReShape determines that historical financial statements of the Apollo Lap-Band Business are required under applicable Law to be filed by ReShape with the Securities and Exchange Commission following the Closing in connection with the Transactions, Apollo agrees to use commercially reasonable efforts to cooperate as reasonably requested by ReShape in connection with ReShape’s preparation of such historical financial statements. Such cooperation shall include providing, as promptly as reasonably practicable, such financial and operating data regarding the Apollo Lap-Band Business relating to periods prior to Closing as is reasonably requested by ReShape to the extent that the same is reasonably ascertainable by Apollo from its books and records and to use commercially reasonable efforts to assist ReShape in preparing such financial and operating data regarding the Apollo Lap-Band Business relating to periods prior to Closing as may be required to prepare such historical financial statements, and to provide reasonable and customary management representation letters and to use commercially reasonable efforts to assist ReShape in ReShape’s efforts to obtain auditor consents, and providing reasonable access during normal business hours to personnel of Apollo, in each case as reasonably requested by ReShape. ReShape shall bear and shall pay to Apollo (or its designee) promptly, but in any event within ten Business Days following the end of each calendar month following the Closing, all out-of-pocket costs and expenses incurred by Apollo during such calendar month in connection with this Section 10.10(d) or otherwise in connection with the preparation and audit of historical financial statements for the Apollo Lap-Band Business after the Closing.

10.11    Publicity/Disclosure. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any of the other Transactional Agreements or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except (a) for the issuance by Apollo and ReShape at the Closing of their respective press releases in the forms agreed upon between the Parties or (b) where such publicity, news release or other public announcement is required by Law or any listing or trading agreement concerning its publicly traded securities, provided that, in such event, the Party issuing the same shall, to the extent permitted under applicable Law, still be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof. If either Party, based on the advice of its counsel, determines that this Agreement, or any of the other Transactional Agreement, must be filed with the United States Securities and Exchange Commission (“SEC”), then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Transactional Agreements) which it intends to file and any draft correspondence with the SEC requesting the confidential treatment by the SEC of those redacted sections of the Agreement, and will give due consideration to any comments provided by the other Party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by the other Party or its counsel.

10.12    Tax Matters.
(a)    Periodic Taxes. All real property taxes, personal property taxes and similar ad valorem obligations and other Taxes imposed on a periodic basis (and not based on revenue, income or sales) levied with respect to the Apollo Lap-Band Assets and the ReShape IGB Assets, as applicable (other than Taxes allocated pursuant to Section 2.8) (“Periodic Taxes”) for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period”) will be apportioned between Apollo and ReShape as of the Closing Date, respectively, based on the number of days of the Straddle Period included in the Pre-Closing Tax Period and the number of days of the Straddle Period included in the Post-Closing Tax Period. Following the Closing, Apollo (in the case of the Apollo Lap-Band Assets) and ReShape (in the case of the ReShape IGB Assets) will be liable for the proportionate amount of such Periodic Taxes that is attributable to the Pre-Closing Tax Period, and ReShape (in the case of the Apollo Lap-Band Assets) and Apollo (in the case of the ReShape IGB Assets) will be liable for the proportionate amount of such Periodic Taxes that is attributable to the Post-Closing Tax Period. The party required by applicable Law to pay any such Periodic Tax (the “Paying Party”) shall file the Tax Return related to such Periodic Tax within the time period prescribed by applicable Law and shall timely pay such Periodic Tax. To the extent any such payment exceeds the obligation of the Paying

Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment and reasonable details of the calculation thereof, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
(b)    Cooperation in Tax Matters. The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim or proceeding relating to any Tax Return. In the event that any Governmental Body informs Apollo or ReShape of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes related to the Acquired Assets with respect to which the other party may incur Liability hereunder, the party so informed will promptly notify the other party of such matter; provided that, failure to promptly notify will not reduce the other party’s indemnity obligation hereunder, except to the extent such party’s ability to defend against such matter is actually and materially prejudiced thereby; provided, further, that nothing in this Agreement shall require either party to provide or otherwise make available to the other a copy of its Consolidated Return.

11.    Miscellaneous Provisions.

11.1    Further Assurances. Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2    Fees and Expenses. Whether or not the Transactions contemplated by this Agreement are consummated each Party shall bear its own costs and expenses in connection with this Agreement and the Transactional Agreements.

11.3    Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party, each Party shall bear its own expenses in connection with such action or proceeding, including attorneys’ fees, costs and disbursements.

11.4    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or e-mail) to the address, facsimile telephone number or e-mail address set forth beneath the name of such Party below (or to such other address, facsimile telephone number or e-mail address as such Party shall have specified in a written notice given to the other Parties):

if to ReShape:
ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673
Attention: President and CEO
E-mail: dwgladney@reshapelifesci.com

with a copy to:

Fox Rothschild LLP
222 South Ninth Street, Suite 2000
Minneapolis, MN 55402
Attention: Bruce Machmeier and Brett Hanson
Email: bmachmeier@foxrothschild.com
bhanson@foxrothschild.com

if to Apollo:
Apollo Endosurgery, Inc.
1120 S. Capital of Texas Hwy
Bldg 1, Suite 300
Austin, TX 78746
Attention: Legal Department
Email: brian.szymczak@apolloendo.com

with a copy to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Mark Weeks
Email: mweeks@cooley.com
11.5    Time Of The Essence. Time is of the essence of this Agreement.

11.6     Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

11.8    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

11.9    Dispute Resolution. The Parties recognize that a dispute (“Dispute”) may arise relating to this Agreement or the Transactional Agreements. Any Dispute, including Disputes that may involve any Affiliates of a Party, shall be resolved in accordance with this Section 11.9.
(a)     Mediation.
(i)    Prior to submission of any Dispute to arbitration pursuant to Section 9.5 or to the Court of Chancery of the State of Delaware (or the applicable Federal Court) in accordance with Section 11.9(b), the Parties shall first attempt in good faith to resolve such Dispute by confidential mediation in accordance with the then current Commercial Mediation Procedures of the American Arbitration Association before initiating arbitration. The mediator shall be an individual mutually agreeable to the Parties. Except as otherwise agreed between the parties, the mediation shall be held in Wilmington, Delaware.
(ii)    Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to appoint a mediator within ten (10) days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the earlier of (i) the mediator declaring in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation, and (ii) thirty (30) days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period, if such Dispute is unresolved.
(b)    Courts. Except as set forth in Section 9.5, and subject to exhaustion of the mediation procedure set forth in Section 11.9(a) above, in any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(c)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTIONAL AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTIONAL AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION IN THIS SECTION 11.9(c).

11.10    Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that any Party may assign its rights, but not its obligations, under this Agreement without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, as long as such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to assume and be bound as the assigning Party hereunder. Any purported assignment in violation of this Section 11.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11    Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). Each agrees that: (a) in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement, such Party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.12    Waiver.
(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties hereto.

11.14    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.15    Entire Agreement. The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

11.16    Knowledge. For purposes of this Agreement, a Person shall be deemed to have “Knowledge” of a particular fact or other matter if any named executive officer of such Person (as set forth in such Person’s definitive proxy statement for its most recent annual meeting of stockholders) has actual knowledge of such fact or other matter.

11.17    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
Apollo EndoSurgery, Inc.

By:	/s/ Todd Newton
Name:	Todd Newton
Title:	Chief Executive Officer

ReShape Lifesciences Inc.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	Chairman & CEO

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):
Accounts Payable. “Accounts Payable” shall mean all invoices, bills, accounts payable or other trade payables due and owed to any third party arising prior to the Closing out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, marketing, distributing and/or selling the Acquired Assets by Apollo or ReShape, as the case may be, and any of their respective Affiliates prior to the Closing Date.
Accounts Receivable. “Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Apollo or ReShape, as the case may be or any of their Affiliates, in each case, arising or held in connection with the sale of the Acquired Assets prior to the Closing Date.
Acquired Assets. “Acquired Assets” shall mean the ReShape IGB Assets and the Apollo Lap-Band Assets, as the case may be.
Acquired Business. “Acquired Business” shall mean the ReShape IGB Business and the Apollo Lap-Band Business, as the case may be.
Acquirer. “Acquirer” shall mean, (i) with respect to the Apollo Lap-Band Assets, ReShape; and (ii) with respect to the ReShape IGB Assets, Apollo.
Acquirer Affiliate. “Acquirer Affiliate” shall mean any Affiliate of the Acquirer.
Acquirer Labeling. “Acquirer Labeling” shall mean the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Acquirer and bearing Acquirer’s name for (i) with respect to Apollo, the ReShape IGB Products; and (ii) with respect to the ReShape , the Apollo Lap-Band Product.
Affiliate. “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Apollo Disclosure Schedule and the ReShape Disclosure Schedule), as it may be amended from time to time.
Apollo’s Applicable Percentage. “Apollo’s Applicable Percentage” shall mean the percentage, as determined from time to time (and rounded to the nearest two decimal places), determined by dividing (a) the aggregate gross revenue (calculated in accordance with GAAP) recognized by Apollo in connection with the sale of the ReShape IGB Product after the Closing and through such date of determination by (b) the sum of (i) the aggregate gross revenue (calculated in accordance with GAAP) recognized by ReShape in connection with the sale of the ReShape IGB Product prior to the Closing plus (ii) the aggregate gross revenue (calculated in accordance with GAAP) recognized by Apollo in connection with the sale of the ReShape IGB Product following the Closing and through such date of determination.
Apollo Disclosure Schedule. “Apollo Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to ReShape on behalf of Apollo and its Affiliates, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Apollo Fundamental Representations. “Apollo Fundamental Representations” shall mean the representations and warranties of Apollo set forth in Sections 3.1, 3.2, 3.9, 3.11, 3.12 and 3.13.
Apollo Lap-Band Business. “Apollo Lap-Band Business” shall mean the business operations and activities related to the development, manufacturing, marketing and selling of the Apollo Lap-Band Product.
Apollo Lap-Band Domain Names. “Apollo Lap-Band Domain Names” shall mean the internet domain names set forth on Schedule 1.1(c)(iii).
Apollo Lap-Band Intellectual Property. “Apollo Lap-Band Intellectual Property” shall mean the Apollo Lap-Band Patents, Apollo Lap-Band Marks, the Apollo Lap-Band Domain Names and the Apollo Lap-Band Know-How.
Apollo Lap-Band Inventory. “Apollo Lap-Band Inventory” shall mean the finished goods inventory of the Apollo Lap-Band Product owned by Apollo or any of its Affiliates and held in the United States on the Closing Date.
Apollo Lap-Band Know-How. “Apollo Lap-Band Know-How” shall mean the Know-How set forth on Schedule 1.1(c)(iv).
Apollo Lap-Band Marks. “Apollo Lap-Band Marks” shall mean the Marks set forth on Schedule 1.1(c)(ii).
Apollo Lap-Band Patents. “Apollo Lap-Band Patents” shall mean the Patents set forth on Schedule 1.1(c)(i).
Apollo Lap-Band Product. “Apollo Lap-Band Product” shall mean that certain surgical product marketed by Apollo as of the date of this Agreement as the Lap-Band® System and the related accessories exclusively used in laparoscopic gastric banding surgeries set forth on Schedule 1.1.
Apollo Lap-Band Regulatory Information. “Apollo Lap-Band Regulatory Information” shall mean (a) all correspondence and submissions by and between Apollo or any Apollo Affiliate and FDA exclusively related to the Apollo Lap-Band Assets or Apollo Lap-Band Governmental Authorizations, including any reports, filings, or notices submitted to FDA to support, maintain or obtain such Apollo Lap-Band Governmental Authorizations; and (b) any clinical or non-clinical data concerning the Apollo Lap-Band Assets, including records and data concerning the clinical studies set forth on Schedule 1.1(e) and all data contained in any correspondence or submission described in clause (a).
Apollo Lap-Band Regulatory Materials. “Apollo Lap-Band Regulatory Materials” shall mean all Regulatory Materials exclusively related to the Apollo Lap-Band Business.
Apollo Indemnitees. “Apollo Indemnitees” shall mean the following Persons: (a) Apollo; (b) the current and future Affiliates of Apollo; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
Books and Records. “Books and Records” shall mean all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), customer and supplier lists, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or relating to, the Acquired Assets and/or the Acquired Business but excluding all copies of all human resources files.
Business Day. Business Day means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of California, U.S. are authorized or obligated by applicable Law to close.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Consolidated Return. “Consolidated Return” shall mean any affiliated consolidated, combined, or unitary Tax Return filed with respect to a group that includes Apollo (or any Affiliate of Apollo), on the one hand, or ReShape (or any Affiliate of ReShape) on the other hand.
Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
Control. “Control” or “Controlled” shall mean with respect to any Know-How or any Intellectual Property, possession by a Person of the ability (whether by ownership, license, covenant not to sue or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense or other right of or under such Know-How or Intellectual Property.
Copyrights. “Copyrights” shall mean copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.
Damages. “Damages” shall include any loss, damage, injury, liability, fine, penalty, Tax, reasonable out-of-pocket fees and expenses (including any legal fees or expenses, expert fees or expenses, or accounting or advisory fees or expenses), charge, or cost (including any cost of investigation) of any nature.
Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
Entity. “Entity” shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human medical devices in the United States.
GAAP. “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d)

multi‑national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
Intellectual Property. “Intellectual Property” shall mean and include all worldwide intellectual property rights including, without limitation, rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Know-How; (e) data exclusivity, databases and data collections; and (f) any similar, corresponding or equivalent rights to any of the foregoing.
IRS. “IRS” shall mean the United States Internal Revenue Service.
Know-How. “Know-How” shall mean any information related to the research, manufacture, preparation, development or commercialization of a product or technology, including, without limitation, inventions (whether or not patentable), invention disclosures, procedures, processes, methods, algorithms and formulae, know-how, trade secrets, technology, information, knowledge, practices, formulas, instructions, skills, techniques, technical data, designs, drawings, computer programs, apparatus, results of experiments, test data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, compositions of matter, physical, chemical and biological materials and compounds, whether in intangible, tangible, written, electronic or other form.
Law. “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
Marks. “Marks” shall mean all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
Patents. “Patents” shall mean all United States and foreign patents and applications, including any and all divisionals, continuations and continuations-in-part of the patents and patent applications therefor and reissues, reexaminations, restorations (including supplemental protection certificates) and extensions thereof.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
Regulatory Approval. “Regulatory Approval” shall means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permission, clearance, confirmation, endorsement, waiver, designation, rating or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Body or under the applicable Laws of any Governmental Body, including the approval by the FDA or any equivalent agency or Governmental Body outside the United States of America.
Regulatory Materials. “Regulatory Materials” shall mean all Regulatory Approvals that are in the possession of or Controlled by, or held by or for a Party or any of its Affiliates as of the Closing Date and which relate to or are used in connection with the Acquired Assets, the Acquired Business and/or the assumed liabilities, including all U.S. and foreign regulatory applications, filings, submissions and approvals (including all PMAs and foreign counterparts thereof, and all Governmental Bodies) for the Acquired Assets, and all correspondence with the FDA and other Governmental Authorities relating to the Acquired Products and/or the Acquired Business, in each case, whether generated, filed or held by or for such Party or its Affiliates.
Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of a Party hereto; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
Representatives. “Representatives” shall mean, with respect to any Entity, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, clinical investigators and representatives of such Entity, as applicable.
ReShape Disclosure Schedule. “ReShape Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Apollo on behalf of ReShape, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
ReShape Fundamental Representations. “ReShape Fundamental Representations” shall mean the representations and warranties of ReShape set forth in Sections 4.1, 4.2 (other than the final sentence thereof), 4.9, 4.11, 4.12, 4.13 and, solely with respect to Section 10.10(c), the final sentence of Section 4.2.
ReShape IGB Business. “ReShape IGB Business” shall mean the business operations and activities related to the development, manufacturing, marketing and selling of the ReShape IGB Product.
ReShape IGB Domain Names. “ReShape IGB Domain Names” shall mean the internet domain names set forth on Schedule 2.1(c)(ii).
ReShape IGB Inventory. “ReShape IGB Inventory” shall mean the finished goods inventory of the ReShape IGB Product owned by ReShape or any of its Affiliates on the Closing Date.
ReShape IGB Intellectual Property. “ReShape IGB Intellectual Property” shall mean the ReShape IGB Patents, the ReShape IGB Domain Names and the ReShape IGB Know-How.
ReShape IGB Know-How. “ReShape IGB Know-How” shall mean the Know-How set forth on Schedule 2.1(c)(iii).
ReShape IGB Patents. “ReShape IGB Patents” shall mean the Patents set forth on Schedule 2.1(c)(i).
ReShape IGB Product. “ReShape IGB Product” shall mean that certain intragastric balloon marketed by ReShape as of the date of this Agreement as the ReShape® Dual Weight Loss Balloon and the related accessories (including, for the avoidance of doubt, the ReShape IGB Removal Tool) included as of the date of this Agreement in the ReShape Balloon™ System.

ReShape IGB Regulatory Information. “ReShape IGB Regulatory Information” shall mean (a) all correspondence and submissions by and between ReShape or any ReShape Affiliate and FDA exclusively related to the ReShape IGB Assets or ReShape IGB Governmental Authorizations, including any reports, filings, or notices submitted to FDA to support, maintain or obtain such ReShape IGB Governmental Authorizations; and (b) any clinical or non-clinical data concerning the ReShape IGB Assets, including records and data concerning the clinical studies set forth on Schedule 2.1(e) and all data contained in any correspondence or submission described in clause (a).
ReShape IGB Regulatory Materials. “ReShape IGB Regulatory Materials” shall mean all Regulatory Materials exclusively related to the ReShape IGB Business.
ReShape IGB Removal Tool. “ReShape IGB Removal Tool” shall mean that certain removal tool owned by ReShape or any of its Affiliates (including, for the avoidance of doubt, the SKUs set forth on Part 2.7(b)(xi) of the ReShape Disclosure Schedule) and used in connection with the procedure to remove the ReShape IGB Product from a patient.
ReShape Indemnitees. “ReShape Indemnitees” shall mean the following Persons: (a) ReShape; (b) the current and future Affiliates of ReShape; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
Seller. “Seller” shall mean, (i) with respect to the Apollo Lap-Band Assets, Apollo; and (ii) with respect to the ReShape IGB Assets, ReShape.
Seller Affiliate. “Seller Affiliate” shall mean any Affiliate of the Seller.
Solvent. “Solvent” when used with respect to any Person, shall mean that, as of any date of determination, the “fair saleable value” of the assets of such Person will, as of such date, exceed (a) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured.
Tax. “Tax” shall mean any federal, state, local, or non-U.S. tax (including any income, franchise, capital gains, estimated, gross receipts, value-added, surtax, excise, ad valorem, transfer, stamp, sales, use, property, business, occupation, inventory, occupancy, license, lease, withholding or payroll tax), and other taxes, levies, duties, fees, imposts, assessments and charges in the nature of a tax , whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
Tax Return. “Tax Return” shall mean any written or electronic return, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, including any amendments thereof, and any schedules and attachments thereto.
Third Party. “Third Party” shall mean any Person other than the Parties hereto or any of their respective Affiliates.
Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Bill of Sale; (c) the Assignment Documents; (d) the Closing Certificate, (e) the FIRPTA Certificate; (f) the Transition Services Agreement, (g) the Apollo Supply Agreement, (h) the Apollo Distribution Agreement and (g) the Security Agreement.
Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Acquired Assets in accordance with the Agreement; (ii) the assumption of the assumed liabilities pursuant to the Assumption Agreement; and (iii) the performance by the Parties hereto of their respective obligations under the Transactional Agreements, and the exercise by the Parties hereto of their respective rights under the Transactional Agreements.

Transfer Taxes. “Transfer Taxes” means any statutory, governmental, federal, state, national, local, municipal, and foreign, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the ReShape IGB Assets or the Apollo Lap-Band Assets, as the case may be.